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                                                                    EXHIBIT 3.20


                          CERTIFICATE OF INCORPORATION
                                       OF
                          CCA WESTERN PROPERTIES, INC.


                                   ARTICLE I.

         The name of the corporation is CCA Western Properties, Inc.

                                   ARTICLE II.

         The address of its registered office in the State of Delaware is 1209 Orange Street, in the city of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III.

         The purpose for which the corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

                                   ARTICLE IV.

         The total number of shares of stock which the corporation shall have authority to issue is 1,000 shares of Common Stock, $0.01 par value per share.

                                   ARTICLE V.

         The name and mailing address of the sole incorporator are as follows:

                           Albert J. Bart
                           Stokes Bartholomew Evans & Petree, P.A.
                           424 Church Street, Suite 2800
                           Nashville, Tennessee  37219

                                   ARTICLE VI.

         The corporation is to have perpetual existence.

                                  ARTICLE VII.

         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the corporation is expressly authorized to make, alter or repeal the Bylaws of the corporation, subject to the powers of the stockholders to adopt Bylaws or to amend or repeal any Bylaws adopted or amended by the Board of Directors.


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                                  ARTICLE VIII.

         Meetings of the corporation's stockholders may be held within or outside the State of Delaware, as the Bylaws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation. Election of directors need not be by written ballot unless the Bylaws of the corporation so provide.

                                   ARTICLE IX.

         A director of the corporation shall, to the full extent permitted by applicable law, including the DGCL, as it now exists or as it may hereafter be amended, not be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director. Neither any amendment nor repeal of this ARTICLE IX, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this ARTICLE IX, shall eliminate or reduce the effect of this ARTICLE IX in respect of any matter occurring, or any cause of action, suit or claim that, but for this ARTICLE IX would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision. If the DGCL or any other applicable law is amended after the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL or other applicable law, as so amended.

                                   ARTICLE X.

         To the full extent permitted by applicable law, the corporation is authorized to provide indemnification of (and advancement of expenses to) any person who is or was a director, officer, employee or agent of the corporation (or who serves or served in such capacity or similar capacity with another enterprise at the direction of the corporation), and any other persons to which the DGCL permits the corporation to provide indemnification, through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable law (statutory or non-statutory), with respect to actions for breach of duty to the corporation, its stockholders, and others.

         No amendment, repeal or modification of the foregoing provisions of this ARTICLE X shall adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director, officer or agent of the corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

                                   ARTICLE XI.

         The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.


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         I, Albert J. Bart, being the sole incorporator herein before named, for the purpose of forming a corporation pursuant to the Delaware General
Corporation Law, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts stated herein are true, and accordingly I have hereunto set my hand this 21st day of December, 2004.



                                        /s/ Albert J. Bart
                                        --------------------------------------
                                        Albert J. Bart, Incorporator







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